Exhibit 3.2

CHIMERA INVESTMENT CORPoration
ARTICLES OF AMENDMENT

Chimera Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”), is hereby amended to decrease, immediately upon the Effective Time (as defined below), the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.03 per share to $0.01 per share.

SECOND: The Charter is hereby further amended by deleting the first two sentences of Section 6.1 in their entirety and adding the following in lieu thereof:

The Corporation has authority to issue 266,666,667 shares of stock, consisting of 166,666,667 shares of common stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,666,667.

THIRD: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendments set forth herein are made without action by the stockholders of the Corporation, pursuant to Sections 2-605(a)(2) and 2-105(a)(13) of the Maryland General Corporation Law and the Charter.

FOURTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FIFTH: These Articles of Amendment shall become effective at 5:01 p.m., Eastern Time, on May 21, 2024 (the “Effective Time”).

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Corporate Secretary on this 20th day of May, 2024.

ATTEST:		CHIMERA INVESTMENT CORPORATION

By:	/s/ Miyun Sung	By:	/s/ Phillip J. Kardis II
Name:	Miyun Sung	Name:	Phillip J. Kardis II
Title:	Corporate Secretary	Title:	President and Chief Executive Officer